UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2023

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37966	47-2564547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12121 Wickchester Lane, Suite 500, Houston, TX	77079
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (346) 980-1700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SMHI	New York Stock Exchange (“NYSE”)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 16, 2023, SEACOR Marine Holdings Inc. (the “Company), as a guarantor, and SEACOR Alps LLC (“SEACOR Alps”), SEACOR Andes LLC (“SEACOR Andes”), SEACOR Atlas LLC (“SEACOR Atlas” and, together with SEACOR Alps and SEACOR Atlas, the “Borrowers”) and SEACOR Marine Alpine LLC (“SM Alpine”), as a guarantor, each a wholly-owned subsidiary of the Company, entered into a $28.0 million senior secured term loan facility with Mountain Supply LLC, an affiliate of Hudson Structured Capital Management, as lender, facility agent and security trustee (the “Credit Facility” and such agreement being the “Credit Agreement”). The proceeds of the Credit Facility are to be made available to the Borrowers in three tranches and used to satisfy in full amounts outstanding under certain shipyard financing provided by COSCO Shipping Heavy Industry (Zhoushan) Co. in connection with the newbuild delivery of three Marshall Islands flagged platform supply vessels to the Borrowers during 2019 and 2020. The parties expect to fully drawdown the funds available under the Credit Facility in the second quarter of 2023.

The Credit Facility matures on the fifth anniversary of the date on which funds are drawn thereunder (the “Maturity Date”). The principal amount of each of the three tranches of the Credit Facility is to be repaid in monthly installments of (i) $100,000 for first eight (8) installments, (ii) $140,000 for the following twenty-four (24) installments, and (iii) $100,000 for each installment thereafter until the Maturity Date. The Credit Facility bears interest at a fixed rate of 10.25% per annum. The loan may be prepaid at any time in amounts of $500,000 or greater, subject to the payment of prepayment interest in respect of the loan or tranche (or portions thereof) being prepaid as follows: (A) if such prepayment is made prior to the first anniversary of the drawdown date, an amount equal to the greater of (x) the amount of unpaid interest which would have accrued until the first anniversary of the drawdown date and (y) 1.5% of the principal amount of the loan which was prepaid, (B) if such prepayment is made on or after the first anniversary of the drawdown date but prior to the third anniversary of the drawdown date, 1.0% of the principal amount of the loan which was prepaid, and (C) if such prepayment is made on or after the third anniversary of the drawdown date, no prepayment interest shall be payable.

The Credit Facility contains customary covenants for financings of this type including financial maintenance and restrictive covenants, including the maintenance of certain ratios such as the aggregate collateral vessel value to the sum of the outstanding principal amounts of the loans. The Credit Facility restricts the payment of dividends and distributions and the ability of the Borrowers to make certain investments. In addition, the Credit Facility includes customary events of default.

In connection with the Credit Facility, the Company issued a guaranty with respect to the obligations of the Borrowers under the Credit Agreement and related documents (the “SMHI Guaranty”). The SMHI Guaranty includes, among other customary covenants, various financial covenants, including minimum liquidity, debt-to-capitalization and interest coverage covenants.

The foregoing description of the Credit Agreement and the SMHI Guaranty does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto, and the full text of the SMHI Guaranty, a copy of which is filed as Exhibit 10.2 hereto, and the terms of each of which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 16, 2023, by and among SEACOR Alps LLC, SEACOR Andes LLC, SEACOR Atlas LLC, SEACOR Marine Holdings Inc., SEACOR Marine Alpine LLC, and Mountain Supply LLC.

10.2	Guaranty, dated as of June 16, 2023, by SEACOR Marine Holdings Inc. in favor of Mountain Supply LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Marine Holdings Inc.

June 20, 2023	By:	/s/ John Gellert
	Name:	John Gellert
	Title:	President and Chief Executive Officer